EXHIBIT 99.1

Media Contact:                    Investor Relations Contact:
Evelyn Mitchell                    Dana Nolan
(205) 264-4551                    (205) 264-7040

Regions Financial Reaches Settlement Resolving FHA-Insured Mortgage Matters

BIRMINGHAM, Ala. - Sept. 13, 2016 - Regions Financial Corporation (NYSE:RF) today announced that is has reached a settlement with the United States Department of Justice on behalf of the Department of Housing and Urban Development (HUD) to resolve a previously disclosed inquiry related to residential mortgage loan origination, underwriting and quality control practices for loans insured by the Federal Housing Administration.

The company fully cooperated with the inquiry and has agreed to a $52.4 million settlement, without admitting liability, in order to avoid the expense of potential litigation. Regions established and previously disclosed reserves sufficient to cover this matter; therefore, this settlement will not have a material impact on Regions’ financial condition or results of operations.

Regions is pleased to resolve this inquiry and is committed to maintaining fair, consistent and accurate loan origination practices.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $126 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,600 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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